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                                                                     EXHIBIT 3.9

                                AMENDMENTS TO THE
                                     BYLAWS
                                       OF
                            ADVANTAGE COMPANIES, INC.

                             Adopted August 5, 1998


         Article IV of the Bylaws of Advantage Companies, Inc. has been amended and restated in its entirety to read as follows:

                             ARTICLE IV - DIRECTORS

         Section 4.1. Management. The business and affairs of the Corporation shall be managed by its Board of Directors who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the stockholders. The Board of Directors shall keep regular minutes of its proceedings.

         Section 4.2. Number; Election. The Board of Directors shall consist of no less than one (1) nor more than three (3) directors, who need not be a stockholder or resident of the State of Delaware. The directors shall be elected at the annual meeting of the stockholders, except as hereinafter provided, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

         Section 4.3. Change in Number. The number of directors may be increased or decreased from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors, but no decrease shall have the effect of shortening the term of any incumbent director.

         Section 4.4. Removal. Any director may be removed, with or without cause, at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the shares represented in person or by proxy at such meeting and entitled to vote for the election of such director, if notice of the intention to act upon such matters shall have been given in the notice calling such meeting.

         Section 4.5. Vacancies and Newly Created Directorships. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until the first annual meeting of stockholders held after his election and until his successor is elected and qualified or until his earlier resignation or removal. If at any time there are no directors in office, an election of directors may be held in the manner provided by statute. Except as otherwise provided in these Bylaws, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these Bylaws with respect to the filling of other vacancies.




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         Section 4.6. Place of Meetings. The directors of the Corporation may hold their meetings, both regular and special, either within or without the State of Delaware.

         Section 4.7. First Meetings. The first meeting of each newly elected Board shall be held without further notice immediately following the annual meeting of stockholders, and at the same place, unless by unanimous consent of the directors then elected and serving, such time or place shall be changed.

         Section 4.8. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

         Section 4.9. Special Meetings. Special meetings of the Board of Directors may be called by the President on twenty-four hours' notice to each director, either personally or by mail or by telegram. Special meetings may be called in like manner and on like notice on the written request of any one of the directors. Except as may be otherwise expressly provided by statute, the Certificate of Incorporation or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

         Section 4.10. Quorum. At all meetings of the Board of Directors, the presence of a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, or the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         Section 4.11. Action Without Meeting; Telephone Meetings. Any action required or permitted to be taken at a meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting. Subject to applicable notice provisions and unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at such meeting, except where a person's participation is for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         Section 4.12. Chairman of the Board. The Board of Directors may elect a Chairman of the Board to preside at their meetings and to perform such other duties as the Board of Directors may from time to time assign to him.


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         Section 4.13. Compensation. Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors; provided, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.








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